SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D/A
                                (Amendment No. 2)

                   Under the Securities Exchange Act of 1934


                            REDIFF.COM INDIA LIMITED
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Equity Shares, Rs. 5 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   757479100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Scott A. Arenare, Esq.
                      Managing Director and General Counsel
                               Warburg Pincus LLC
                              466 Lexington Avenue
                            New York, New York 10017
                                 (212) 878-0600
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                   Copies to:
                            Steven J. Gartner, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, NY 10019-6099
                                 (212) 728-8000


                                  May 21, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

                                  SCHEDULE 13D
CUSIP No.  757479100                                         Page 2 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


     Warburg Pincus & Co.                                       I.D. #13-6358475
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     N/A
_____________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    2,290,499
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    2,290,499
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,290,499
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     17.9%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATESSTATION.

                                  SCHEDULE 13D
CUSIP No.  757479100                                         Page 3 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


     Warburg Pincus LLC (f/k/a E.M. Warburg, Pincus & Co., LLC)
     I.D. #13-3536050
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     N/A
_____________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    2,290,499
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    2,290,499
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,290,499
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     17.9%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATESSTATION.

                                  SCHEDULE 13D
CUSIP No.  757479100                                         Page 4 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


     Warburg, Pincus Equity Partners, L.P.                      I.D. #13-3986317
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     N/A
_____________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          2,290,499
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    2,290,499
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,290,499
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     17.9%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATESSTATION.

                                  SCHEDULE 13D
CUSIP No.  757479100                                         Page 5 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


     Warburg, Pincus Ventures International, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     N/A
_____________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Bermuda
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          2,290,499
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    2,290,499
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,290,499
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     17.9%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATESSTATION.

                                  SCHEDULE 13D
CUSIP No.  757479100                                         Page 6 of 11 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


     Queenswood Investments Limited                             I.D. #98-0216409
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


     WC
_____________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Mauritius
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    2,290,499
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    2,290,499
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,290,499
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     17.9%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATESSTATION.

     This Amendment No. 2 amends the Schedule 13D filed on December 29, 2000, as amended by Amendment No. 1-A, filed on July 16, 2001, which amended and restated Amendment No 1, filed on July 13, 2001, to the Schedule 13D (as so amended, the "Schedule 13D") on behalf of Warburg Pincus & Co., a New York general partnership ("WP"), Warburg Pincus LLC (f/k/a E.M. Warburg, Pincus & Co., LLC), a New York limited liability company ("WP LLC"), Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (together with three affiliated entities "WPEP"), Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership ("WPVI"), and Queenswood Investments Limited, a Mauritius corporation ("Queenswood" and, together with WP, WP LLC, WPEP and WPVI, the "Reporting Entities"). This Amendment No. 2 to the Schedule 13D relates to the equity shares, par value Rs. 5, of Rediff.com India Limited, a limited liability company organized under the laws of the Republic of India (the "Company"). Unless the context otherwise requires, references herein to the "Equity Shares" are to the equity shares of the Company, par value Rs. 5 per share.

     Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Schedule 13D. All references in the Schedule 13D to EMW shall refer to WP LLC.

Item 4. Purpose of Transaction.

     Item 4 is hereby amended by adding the following paragraph after the second paragraph:

     As set forth on Schedule III hereto, Queenswood sold 310,000 American Depositary Shares ("ADSs"), representing 155,000 Equity Shares of the Company. These ADSs were sold in the open market for aggregate gross proceeds of $1,537,833.93.

Item 5. Interest in Securities of the Issuer.

     Items 5(a) through 5(c) are amended and restated in their entirety as follows:

     (a) As of May 21, 2003, WP, WP LLC and Queenswood each beneficially owned 2,290,499 Equity Shares. WPEP and WPVI each beneficially owned 50% or approximately 1,145,249 of the Equity Shares. By reason of their respective relationships with Queenswood, each of the Reporting Enitities may be deemed under Rule 13d-3 of the Exchange Act to own beneficially all of the Equity Shares that Queenswood beneficially owns.

     The 2,290,499 Equity Shares represented approximately 17.9% of the outstanding Equity Shares, based on the 12,795,200 Equity Shares outstanding as of September 30, 2002, as represented by the Company in its Form 6-K for the quarter ended September 30, 2002.

     (b) Queenswood has, and WP and WP LLC, by virtue of their control position with respect to WPEP and WPVI, the two shareholders of Queenswood, may be deemed to have, the sole power to vote or to direct the vote and to dispose or to direct the disposition with respect to the all of the Equity Shares owned by Queenswood. By virtue of their ownership positions in Queenswood, WPVI and WPEP each may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition with respect to the Equity Shares owned by Queenswood.

     (c) Except for the transactions described in Item 4, during the last sixty days there were no transactions effected by the Reporting Entities or by any of the persons set forth on Schedules I and II hereto.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  May 22, 2003                QUEENSWOOD INVESTMENTS
                                    LIMITED


                                    By:   /s/ Scott A. Arenare
                                          ---------------------------------
                                    Name: Scott A. Arenare
                                    Title: Authorized Officer


Dated:  May 22, 2003                WARBURG, PINCUS EQUITY
                                    PARTNERS, L.P.

                                    By:   Warburg Pincus & Co.,
                                          General Partner



                                    By:   /s/ Scott A. Arenare
                                          ---------------------------------
                                    Name: Scott A. Arenare
                                    Title: Partner

Dated:  May 22, 2003                WARBURG, PINCUS VENTURES
                                    INTERNATIONAL, L.P.

                                    By:   Warburg Pincus & Co.,
                                          General Partner



                                    By:   /s/ Scott A. Arenare
                                          ---------------------------------
                                    Name: Scott A. Arenare
                                    Title:  Partner

Dated:  May 22, 2003                WARBURG PINCUS & CO.



                                    By:   /s/ Scott A. Arenare
                                          ---------------------------------
                                    Name: Scott A. Arenare
                                    Title:  Partner

Dated:  May 22, 2003                WARBURG PINCUS LLC



                                    By:   /s/ Scott A. Arenare
                                          ---------------------------------
                                    Name: Scott A. Arenare
                                    Title: Member

                                                                    SCHEDULE III

-----------------------------------------------------------------
                       Number of ADSs
Trade Date                Sold(1)              Gross Proceeds
-----------------------------------------------------------------
5/15/03                   29,600                $167,752.08
-----------------------------------------------------------------
5/16/03                  100,000                 515,965.70
-----------------------------------------------------------------
5/19/03                   38,404                 174,944.05
-----------------------------------------------------------------
5/20/03                   81,996                 401,870.10
-----------------------------------------------------------------
5/21/03                   60,000                 277,302.00
-----------------------------------------------------------------


______________

(1)  One ADS is represented by one-half of one Equity Share.